Exhibit 10.1

AMENDED AND RESTATED PROMISSORY NOTE

May 8, 2019	US$379,730.00

FOR VALUE RECEIVED, LegalSimpli Software, LLC, a limited liability company organized under the laws of Puerto Rico (the “Borrower”), hereby promises to pay to the order of Conversion Labs PR LLC, a limited liability company organized under the laws of Puerto Rico, or its successors or assigns (the “Lender”), the principal amount of Three Hundred Seventy-Nine Thousand Seven Hundred Thirty and No/100 United States Dollars (US$379,730.00) by no later than the date that is June 1, 2020 (the “Maturity Date”). This Amended and Restated Promissory Note, as may be amended or supplemented from time to time, shall be referred to herein as this “Note”.

This Note amends, restates, replaces, and supersedes, in its entirely, that certain LegalSimpli Software, LLC Promissory Note, dated as of June 1, 2018, issued by the Borrower in favor of the Lender, and that certain Line of Credit Agreement, dated May 29, 2018, by and between the Borrower and the Lender (collectively, the Original Note”). The obligations contained in the Original Note shall be referred to herein as the “Original Obligations”). The initial principal balance of this Note of Three Hundred Seventy-Nine Thousand Seven Hundred Thirty and No/100 United States Dollars (US$379,730.00) represents all unpaid principal and interest owing under the Original Note as of the date first written above. It is the intention of the Borrower and Lender that while this Note amends, restates, replaces and supersedes the Original Note, in its entirety, it is not in payment or satisfaction of the Original Obligations, but rather is the substitute of one evidence of debt for another without any intent to extinguish the old. Should there be any conflict between any of the terms of the Original Note, and the terms of this Note, the terms of this Note shall control. This Note is not a novation.

1. Defined Terms. For purposes of this Note, except as otherwise expressly provided or otherwise defined elsewhere in this Note, or unless the context otherwise requires, the capitalized terms in this Note shall have the meanings assigned to them as follows:

1.1 “Assets” means all of the properties and assets of the Person in question, as the context may so require, whether real, personal or mixed, tangible or intangible, wherever located, whether now owned or hereafter acquired.

1.2 “Borrower” shall have the meaning given to it in the preamble hereof.

1.3 “Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which federal banks are authorized or required to be closed for the conduct of commercial banking business.

1.4 “Claim” means any Proceedings, Judgments, Obligations, threats, losses, damages, deficiencies, settlements, assessments, charges, costs and expenses of any nature or kind.

1.5 “Consent” means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person, which is necessary in order to take a specified action or actions, in a specified manner and/or to achieve a specific result.

1.6 “Contract” means any written or oral contract, agreement, order or commitment of any nature whatsoever, including, any sales order, purchase order, lease, sublease, license agreement, services agreement, loan agreement, mortgage, security agreement, guarantee, management contract, employment agreement, consulting agreement, partnership agreement, shareholders agreement, buy-sell agreement, option, warrant, Note, subscription, call or put.

1.7 “Encumbrance” means any lien, security interest, pledge, mortgage, easement, leasehold, assessment, tax, covenant, restriction, reservation, conditional sale, prior assignment, or any other encumbrance, claim, burden or charge of any nature whatsoever.

1.8 “Event of Default” shall have the meaning given to it in Section 3.1.

1.9 “GAAP” means generally accepted accounting principles, methods and practices set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, and statements and pronouncements of the Financial Accounting Standards Board, or of such other Person as may be approved by a significant segment of the U.S. accounting profession, in each case as of the date or period at issue, and as applied in the U.S. to U.S. companies.

1.10 “Governmental Authority” means any foreign, federal, state or local government, or any political subdivision thereof, or any court, agency or other body, organization, group, stock market or exchange exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government.

1.11 “Interest Rate” shall have the meaning given to it in Section 2.2.

1.12 “Judgment” means any order, writ, injunction, fine, citation, award, decree, or any other judgment of any nature whatsoever of any Governmental Authority.

1.13 “Law” means any provision of any law, statute, ordinance, code, constitution, charter, treaty, rule or regulation of any Governmental Authority.

1.14 “Lender” shall have the meaning given to it in the preamble hereof.

1.15 “Maturity Date” shall have the meaning given to it in the preamble hereof.

1.16 “Material Adverse Effect” hall mean: (i) a material adverse change in, or a material adverse effect upon, the Assets, business, prospects, properties, financial condition or results of operations of the Borrower; (ii) a material impairment of the ability of the Borrower to perform any of its Obligations under any of the Transaction Documents; or (iii) a material adverse effect on: (A) the legality, validity, binding effect or enforceability against the Borrower of any of the Transaction Documents; or (B) the rights or remedies of the Lender under any of the Transaction Documents. For purposes of determining whether any of the foregoing changes, effects, impairments, or other events have occurred, such determination shall be made by Lender, in its sole discretion.

1.17 “Material Equity Lender” shall have the meaning given to it in Section 4.12.

1.18 “Note” shall have the meaning given to it in the preamble hereof.

1.19 “Obligations” means, now existing or in the future, any debt, liability or obligation of any nature whatsoever (including any required performance of any covenants or agreements), whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, voluntary or involuntary, direct or indirect, absolute, fixed, contingent, ascertained, unascertained, known, unknown, whether or not jointly owed with others, whether or not from time to time decreased or extinguished and later decreased, created or incurred, or obligations existing or incurred under this Note or any other Transaction Documents, or any other agreement between any of the Borrower and the Lender, as such obligations may be amended, supplemented, converted, extended or modified from time to time.

1.20 “Ordinary Course of Business” means the ordinary course of business of the Person in question, consistent with past custom and practice (including with respect to quantity, quality and frequency).

1.21 “Organizational Documents” shall have the meaning given to it in Section 4.3.

1.22 “Permit” means any license, permit, approval, waiver, order, authorization, right or privilege of any nature whatsoever, granted, issued, approved or allowed by any Governmental Authority.

1.23 “Person” means any individual, sole proprietorship, joint venture, partnership, company, corporation, association, cooperation, trust, estate, Governmental Authority, or any other entity of any nature whatsoever.

1.24 “Proceeding” means any demand, claim, suit, action, litigation, investigation, audit, study, arbitration, administrative hearing, or any other proceeding of any nature whatsoever.

1.25 “Security Agreement” means that certain Security Agreement, dated as of the date hereof, as amended, restated or supplemented from time to time, between the Borrower and the Lender.

1.26 “Tax” means (i) any foreign, federal, state or local income, profits, gross receipts, franchise, sales, use, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, accumulated earnings, personal holding company, unemployment compensation, social security, withholding taxes, payroll taxes, or any other tax of any nature whatsoever, (ii) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, rent, or any other fee or charge of any nature whatsoever, or (iii) any deficiency, interest or penalty imposed with respect to any of the foregoing.

1.27 “Tax Return” means any tax return, filing, declaration, information statement or other form or document required to be filed in connection with or with respect to any Tax.

1.28 “Transaction Documents” means this Note, the Security Agreement, any and all documents or instruments executed or to be executed by the Borrower in connection with this Note, any other promissory notes issued by the Borrower to the Lender, together with all modifications, amendments, extensions, future advances, renewals, and substitutions thereof.

2. Payments of Principal and Interest.

2.1 Payment of Principal. The principal amount of this Note shall be paid to the Lender no later than the Maturity Date.

2.2 Interest. The unpaid principal amount of this Note shall bear interest until the principal amount is paid at the rate of twelve percent (12.00%) per annum (the “Interest Rate”). The Interest Rate shall be calculated on the basis of a 360-day year, and shall accrue daily on the outstanding principal amount outstanding from time to time for the actual number of days elapsed.

2.3 General Payment Provisions. All payments of principal and interest shall on this Note be made in accordance with the Amortization Schedule attached hereto as Exhibit A and shall be made in lawful money of the United States of America by certified bank check or wire transfer to such account or sent to such address as the Lender may designate by written notice to the Borrower in accordance with the provisions of this Note, initially the account and address set forth on Exhibit B hereto. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding Business Day.

2.4 Optional Prepayment. The Borrower may pre-pay this Note without penalty at any time.

3. Defaults and Remedies.

3.1 Events of Default. An “Event of Default” means: (i) the Borrower shall fail to pay any interest, principal or other charges due under this Note or any other Transaction Documents on the date when any such payment shall be due and payable and such failure continues or remains uncured for thirty (30) days; (ii) the Borrower makes an assignment for the benefit of creditors; (iii) any order or decree is rendered by a court which appoints or requires the appointment of a receiver, liquidator or trustee for the Borrower, and the order or decree is not vacated within thirty (30) days from the date of entry thereof; (iv) any order or decree is rendered by a court adjudicating the Borrower insolvent, and the order or decree is not vacated within thirty (30) days from the date of entry thereof; (v) the Borrower files a petition in bankruptcy under the provisions of any bankruptcy law or any insolvency act; (vi) the Borrower admits, in writing, its inability to pay its debts as they become due; (vii) a proceeding or petition in bankruptcy is filed against the Borrower and such proceeding or petition is not dismissed within thirty (30) days from the date it is filed; (viii) the Borrower files a petition or answer seeking reorganization or arrangement under the bankruptcy laws or any law or statute of the United States or any other foreign country or state; (ix) any written warranty, representation, certificate or statement of the Borrower in this Note or any other Transaction Document or any other agreement with Lender shall be false or misleading in any material respect when made or deemed made; and (x) the Borrower shall fail to perform, comply with or abide by any of the stipulations, agreements, conditions and/or covenants contained in this Note or any of the other Transaction Documents on the part of the Borrower to be performed complied with or abided by, and such failure continues or remains uncured for thirty (30) days following the occurrence thereof.

3.2 Remedies. Upon the occurrence of an Event of Default that is not timely cured within an applicable cure period hereunder, the interest on this Note shall immediately accrue at an interest rate equal to the lesser of (i) twenty-four percent (24%) per annum or (ii) if twenty-four percent (24%) per annum is not allowable than the maximum interest rate allowable by law, not exceeding twenty-four percent (24%) per annum, the Lender may, in its sole discretion, accelerate full repayment of all principal amounts outstanding hereunder, together with accrued interest thereon, together with all attorneys’ fees, paralegals’ fees and costs and expenses incurred by the Lender in collecting or enforcing payment hereof (whether such fees, costs or expenses are incurred in negotiations, all trial and appellate levels, administrative proceedings, bankruptcy proceedings or otherwise), and together with all other sums due by the Borrower hereunder and under the Transaction Documents, all without any relief whatsoever from any valuation or appraisement laws, and payment thereof may be enforced and recovered in whole or in part at any time by one or more of the remedies provided to the Lender at law, in equity, or under this Note or any of the other Transaction Documents. In connection with the Lender’s rights hereunder upon an Event of Default, the Lender need not provide, and the Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and the Lender may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it in equity or under applicable law.

4. Representations and Warranties.

4.1 Organization. The Borrower is a limited liability company duly organized, validly existing and in good standing under the Laws of Puerto Rico, and has the full power and authority and all necessary certificates, licenses, approvals and Permits to: (i) enter into and execute this Note and the Transaction Documents and to perform all of its Obligations hereunder and thereunder; and (ii) own and operate its Assets and properties and to conduct and carry on its business as and to the extent now conducted. The Borrower is duly qualified to transact business and is in good standing as a foreign entity in each jurisdiction where the character of its business or the ownership or use and operation of its Assets or properties requires such qualification. The exact legal name of the Borrower is as set forth in the preamble to this Note, and the Borrower does not currently conduct, nor has the Borrower conducted, business under any other name or trade name.

4.2 Authority and Approval of Agreement; Binding Effect. The execution and delivery by the Borrower of this Note and the Transaction Documents, and the performance by the Borrower of all of its Obligations hereunder and thereunder, has been duly and validly authorized and approved by the Borrower and, its members and managers pursuant to all applicable Laws and no other action or Consent on the part of its manager, members or any other Person is necessary or required by the Borrower to execute this Note and the Transaction Documents, consummate the transactions contemplated herein and therein, perform all of Obligations hereunder and thereunder. This Note and each of the Transaction Documents have been duly and validly executed by the Borrower (and the officer executing this Note and all such other Transaction Documents is duly authorized to act and execute same on behalf of the Borrower) and constitute the valid and legally binding agreements of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

4.3 Organizational Documents. The Borrower has furnished to the Lender true, complete and correct copies of its operating agreement, certificate of organization or similar organizational and governing documents (the “Organizational Documents”). Except for the Organizational Documents there are no other shareholder agreements, voting agreements or other Contracts of any nature or kind that restrict, limit or in any manner impose Obligations on the governance of the Borrower.

4.4 No Conflicts; Consents and Approvals. The execution, delivery and performance of this Note and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby will not: (i) constitute a violation of or conflict with the Organizational Documents of the Borrower; (ii) constitute a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflicts with, or gives to any other Person any rights of termination, amendment, acceleration or cancellation of, any provision of any Contract to which the Borrower is a party or by which any of its Assets or properties may be bound; (iii) constitute a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflicts with, any Judgment; (iv) constitute a violation of, or conflict with, any Law (including United States federal and state securities Laws); or (v) result in the loss or adverse modification of, or the imposition of any fine, penalty with respect to, any Permit granted or issued to, or otherwise held by or for the use of, the Borrower or any of its Assets. The Borrower is not in violation of its Organizational Documents and the Borrower is not in default or breach (and no event has occurred which with notice or lapse of time or both could put the Borrower in default or breach) under, and the Borrower has not taken any action or failed to take any action that would give to any other Person any rights of termination, amendment, acceleration or cancellation of, any Contract to which the Borrower is a party or by which any property or Assets of the Borrower is bound or affected. The business of the Borrower is not being conducted, and shall not be conducted so long as the Lender holds this Note, in violation of any Law. Except as specifically contemplated by this Note, the Borrower is not required to obtain any Consent of, from, or with any Governmental Authority, or any other Person, in order for it to execute, deliver or perform any of its Obligations under this Note or the Transaction Documents in accordance with the terms hereof or thereof, or to issue and sell the Securities in accordance with the terms hereof. All Consents which the Borrower is required to obtain pursuant to the immediately preceding sentence have been obtained or effected on or prior to the date hereof. The Borrower is not aware of any facts or circumstances which might give rise to any of the foregoing.

4.5 Absence of Litigation or Adverse Matters. No condition, circumstance, event, agreement, document, instrument, restriction, litigation or Proceeding (or threatened litigation or Proceeding or basis therefor) exists which: (i) could adversely affect the ability of the Borrower to perform its Obligations under the Transaction Documents; (ii) would constitute a default under any of the Transaction Documents; (iii) would constitute such a default with the giving of notice or lapse of time or both; or (iv) would constitute or give rise to a Material Adverse Effect. In addition: (v) there is no Proceeding before or by any Governmental Authority or any other Person, pending, or the best of the Borrower’s knowledge, threatened or contemplated by, against or affecting the Borrower, its business or Assets; (vi) there are no outstanding Judgments against or affecting the Borrower, its business or Assets; (vii) the Borrower is not in breach or violation of any Contract; and (viii) the Borrower has not received any material complaint from any customer, supplier, vendor or employee.

4.6 Title to Assets. The Borrower has good and marketable title to, or a valid leasehold interest in, all of its Assets which are material to the business and operations of the Borrower as presently conducted, free and clear of all Encumbrances or restrictions on the transfer or use of same. Except as would not have a Material Adverse Effect, the Borrower’s Assets are in good operating condition and repair, ordinary wear and tear excepted, and are free of any latent or patent defects which might impair their usefulness, and are suitable for the purposes for which they are currently used and for the purposes for which they are proposed to be used.

4.7 Compliance with Laws. To the knowledge of the Borrower and its officers, the Borrower is and at all times has been in full compliance with all Laws. The Borrower has not received any notice that it is in violation of, has violated, or is under investigation with respect to, or has been threatened to be charged with, any violation of any Law.

4.8 Labor and Employment Matters. The Borrower is not involved in any labor dispute or, to the knowledge of the Borrower, is any such dispute threatened. To the knowledge of the Borrower and its officers, none of the employees of the Borrower is a member of a union and the Borrower believes that its relations with its employees are good. To the knowledge of the Borrower and its officers, the Borrower has complied in all material respects with all Laws relating to employment matters, civil rights and equal employment opportunities.

4.9 Tax Matters. The Borrower has made and timely filed all Tax Returns required by any jurisdiction to which it is subject, and each such Tax Return has been prepared in compliance with all applicable Laws, and all such Tax Returns are true and accurate in all respects. Except and only to the extent that the Borrower has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported Taxes, the Borrower has timely paid all Taxes shown or determined to be due on such Tax Returns, except those being contested in good faith, and the Borrower has set aside on its books provision reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such Tax Returns apply. There are no unpaid Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrower know of no basis for any such claim. The Borrower has withheld and paid all Taxes to the appropriate Governmental Authority required to have been withheld and paid in connection with amounts paid or owing to any Person. There is no Proceeding or Claim for refund now in progress, pending or threatened against or with respect to the Borrower regarding Taxes.

4.10 Permits. The Borrower possesses all Permits necessary to conduct its business, and the Borrower has not received any notice of, or is otherwise involved in any Proceedings relating to, the revocation or modification of any such Permits. All such Permits are valid and in full force and effect and the Borrower is in full compliance with the respective requirements of all such Permits.

4.11 Illegal Payments. Neither the Borrower, nor any manager, director, officer, agent, employee or other Person acting on behalf of the Borrower has, in the course of his or her actions for, or on behalf of, the Borrower: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.12 Related Party Transactions. Except for arm’s length transactions pursuant to which the Borrower made payments in the Ordinary Course of Business upon terms no less favorable than the Borrower could obtain from third parties, none of the officers, managers, directors or employees of the Borrower, nor any equity holder who own, legally or beneficially, five percent (5%) or more of the ownership interests of the Borrower (each a “Material Equity Lender”), is presently a party to any transaction with the Borrower (other than for services as employees, officers and directors), including any Contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any officer, manager, director or such employee or Material Equity Lender or, to the best knowledge of the Borrower, any other Person in which any officer, manager, director, or any such employee or Material Equity Lender has a substantial or material interest in or of which any officer, director or employee of the Borrower or Material Equity Lender is an officer, manager, director, trustee or partner. There are no Claims or disputes of any nature or kind between the Borrower and any officer, manager, director or employee of the Borrower or any Material Equity Lender, or between any of them, relating to the Borrower and its business.

4.13 Internal Accounting Controls. The Borrower maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to Assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for Assets is compared with the existing Assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.14 Seniority. No indebtedness or other equity or security of the Borrower is senior to this Note in right of payment, whether with respect to interest or upon liquidation or dissolution, or otherwise, except only purchase money security interests (which are senior only as to underlying Assets covered thereby).

4.15 Brokerage Fees. There is no Person acting on behalf of the Borrower who is entitled to or has any claim for any brokerage or finder’s fee or commission in connection with the execution of this Note or the consummation of the transactions contemplated hereby.

4.16 Full Disclosure. All the representations and warranties made by the Borrower herein, and all of the financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials submitted to the Lender in connection with or in furtherance of this Note or pertaining to the transaction contemplated herein, whether made or given by the Borrower, its agents or representatives, are complete and accurate, and do not omit any information required to make the statements and information provided, in light of the transaction contemplated herein and in light of the circumstances under which they were made, not misleading, accurate and meaningful.

5. Covenants.

5.1 Legal Existence. The Borrower shall at all times preserve and maintain its: (i) existence and good standing in the jurisdiction of its organization; and (ii) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary, and shall at all times continue as a going concern in the business which the Borrower is presently conducting.

5.2 Tax Liabilities. The Borrower shall at all times pay and discharge all Taxes upon, and all Claims (including claims for labor, materials and supplies) against the Borrower or any of its properties or Assets, before the same shall become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are being maintained.

5.3 Notice of Proceedings. The Borrower shall, promptly, but not more than five (5) days after knowledge thereof shall have come to the attention of any officer of the Borrower, give written notice to the Lender of all threatened or pending Proceedings before any Governmental Authority or otherwise affecting the Borrower or any of its Assets.

5.4 Material Adverse Effect. The Borrower shall, promptly, but not more than five (5) days after knowledge thereof shall have come to the attention of any officer of the Borrower, give written notice to the Lender of any event, circumstance, fact or other matter that could in any way have or be reasonably expected to have a Material Adverse Effect.

5.5 Notice of Default. The Borrower shall, promptly, but not more than five (5) days after the commencement thereof, give notice to the Lender in writing of the occurrence of any “Event of Default” (as such term is defined in any of the Transaction Documents) or of any event which, with the lapse of time, the giving of notice or both, would constitute an Event of Default hereunder or under any other Transaction Documents.

5.6 Maintain Property. The Borrower shall at all times maintain, preserve and keep all of its Assets in good repair, working order and condition, normal wear and tear excepted, and shall from time to time, as the Borrower deem appropriate in its reasonable judgment, make all needful and proper repairs, renewals, replacements, and additions thereto so that at all times the efficiency thereof shall be fully preserved and maintained. The Borrower shall permit the Lender to examine and inspect such Assets at all reasonable times upon reasonable notice during business hours. During the continuance of any Event of Default hereunder or under any Transaction Documents, the Lender shall, at the Borrower’s expense, have the right to make additional inspections without providing advance notice.

5.7 Maintain Insurance. The Borrower shall at all times insure and keep insured with insurance companies acceptable to Lender, all insurable property owned by the Borrower which is of a character usually insured by companies similarly situated and operating like properties, against loss or damage from environmental, fire and such other hazards or risks as are customarily insured against by companies similarly situated and operating like properties; and shall similarly insure employers’, public and professional liability risks.

6. Miscellaneous.

6.1 Lost or Stolen Note. Upon notice to the Borrower of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Lender to the Borrower in a form reasonably acceptable to the Borrower and, in the case of mutilation, upon surrender and cancellation of the Note, the Borrower shall execute and deliver a new Note of like tenor and date and in substantially the same form as this Note.

6.2 Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal, or unenforceable, in whole or in part, in any respect, or in the event that any one or more of the provisions of this Note operates or would prospectively operate to invalidate this Note, then and in any of those events, only such provision or provisions shall be deemed null and void and shall not affect any other provision of this Note. The remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced, or disturbed thereby.

6.3 Cancellation. After all principal, accrued interest and other amounts at any time owed on this Note has been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Borrower for cancellation and shall not be re-issued.

6.4 Entire Agreement and Amendments. This Note, together with the other Transaction Documents represents the entire agreement between the parties hereto with respect to the subject matter hereof and thereof, and there are no representations, warranties or commitments, except asset forth herein and therein. This Note may be amended only by an instrument in writing executed by the parties hereto.

6.5 Binding Effect. This Note shall be binding upon the Borrower and the successors and assigns of the Borrower and shall inure to the benefit of the Lender and the successors and assigns of the Lender.

6.6 Governing Law and Venue. The Borrower and Lender each irrevocably agrees that any dispute arising under, relating to, or in connection with, directly or indirectly, this Note or related to any matter which is the subject of or incidental to this Note (whether or not such claim is based upon breach of contract or tort) shall be subject to the exclusive jurisdiction and venue of the courts located in Puerto Rico; provided, however, Lender may, at the Lender’s sole option, elect to bring any action in any other jurisdiction. This provision is intended to be a “mandatory” forum selection clause and governed by and interpreted consistent with Puerto Rico law. The Borrower and Lender each hereby consents to the exclusive jurisdiction and venue of any territory or federal court having its situs in said jurisdiction, and each waives any objection based on forum non conveniens. The Borrower hereby waives personal service of any and all process and consent that all such service of process may be made by certified mail, return receipt requested, directed to the Borrower, as set forth herein in the manner provided by applicable statute, law, rule of court or otherwise. Except for the foregoing mandatory forum selection clause, all terms and provisions hereof and the rights and obligations of the Borrower and Lender hereunder shall be governed, construed and interpreted in accordance with the laws of Puerto Rico without reference to conflict of laws principles.

6.7 Assignment. The Lender may from time to time sell or assign, in whole or in part, or grant participations in, this Note and/or the obligations evidenced hereby without the consent of the Borrower. The holder of any such sale, assignment or participation, if the applicable agreement between Lender and such holder o provides, shall be: (i) entitled to all of the rights obligations and benefits of Lender (to the extent of such holder’s interest or participation); and (ii) deemed to hold and may exercise the rights of setoff or banker’s lien with respect to any and all obligations of such holder to the Borrower (to the extent of such holder s interest or participation), in each case as fully as though the Borrower was directly indebted to such holder. Lender shall give notice to the Borrower of such sale, assignment or participation; however, the failure to give such notice shall not affect any of Lender’s or such holder’s rights hereunder.

6.8 Borrower Release. In consideration of the promises contained herein, the Borrower, on behalf of itself and its direct or indirect predecessors, successors, parent companies, divisions, subsidiaries, agents, affiliates, subrogees, insurers, trustees, trusts, administrators, representatives, personal representatives, legal representatives, transferees, assigns and successors in interest of assigns, and any firm, trust, corporation, partnership, investment vehicle, fund or other entity managed or controlled by the Borrower or in which the Borrower has or had a controlling interest and the respective consultants, employees, legal counsel, officers, directors, managers, shareholders, stockholders, owners of any of the foregoing (collectively, the “Borrower Parties Releasors”), hereby immediately remise, release, acquit and forever discharge Lender and any and all of its respective direct or indirect affiliates, parent companies, divisions, subsidiaries, agents, transferees, consultants, employees, legal counsel, officers, directors, managers, shareholders, stockholders, stakeholders, owners, predecessors, successors, assigns, successors in interest of assigns, subrogees, insurers, trustees, trusts, administrators, fiduciaries and representatives, legal representatives, personal representatives and any firm, trust, corporation or partnership investment vehicle, fund or other entity managed or controlled by Lender or in which Lender has or had a controlling interest, if any (collectively, the “Lender Releasees”), of and from any and all federal, state, local, foreign and any other jurisdiction’s statutory or common law claims (including claims for contribution and indemnification), causes of action, complaints, actions, suits, defenses, debts, sums of money, accounts, covenants, controversies, agreements, promises, losses, damages, orders, judgments and demands of any nature whatsoever, in law or equity, known or unknown, of any kind, including, but not limited to, claims or other legal forms of action or from any other conduct, act, omission or failure to act, whether negligent, intentional, with or without malice, that the Borrower Parties Releasors ever had, now have, may have, may claim to have, or may hereafter have or claim to have, against the Lender Releasees, from the beginning of time up to and including the date hereof (the “Released Borrower Parties Claims”). Nothing in the foregoing release shall release any claim to enforce this Note.

6.9 Indemnity and Expenses. The Borrower agrees:

6.9.1 The Borrower (the “Indemnitor”) shall indemnify and save the Lender harmless from and against every claim, demand, liability, cost, loss, charge, suit, judgment, award, fine, penalty, and expense which the Lender may pay, suffer, or incur in consequence of having executed or delivered this Note or any documents executed in connection with this Note, including, but not limited to, court costs, mediation and facilitation fees and expenses, fees and expenses of attorneys, accountants, inspectors, experts, and consultants, whether on salary, retainer or otherwise, and the expense of procuring, or attempting to procure, release from liability, or in bringing suit to enforce the obligation of the Indemnitor under this Note or any documents executed in connection with this Note. In the event the Lender deems it necessary to respond to, make an investigation of, or settle, defend, or compromise a claim, demand or suit, the Borrower acknowledges and agrees that all expense attendant to such response, investigation, settlement, defense, and compromise, whether incurred internally or otherwise, is included as an indemnified expense and shall be paid by the Borrower to the Lender on demand. In the event of payments by the Lender, the Indemnitor agrees to accept a voucher, affidavit, or other evidence of such payments as prima facie evidence of the propriety thereof, and of the Borrower’s liability therefor to the Lender; and

6.9.2 To pay and reimburse the Lender upon demand for all costs and expenses (including, without limitation, attorneys’ fees and expenses) that the Lender may incur in connection with (i) the exercise or enforcement of any rights or remedies (including, but not limited to, collection) granted hereunder or otherwise available to it (whether at law, in equity or otherwise), and (ii) the failure by the Borrower to perform or observe any of the provisions hereof. The provisions of this Section shall survive the execution and delivery of this Note, the repayment of any or all of the principal or interest owed pursuant hereto, and the termination of this Note.

6.10 Usury Savings Clause. Notwithstanding any provision in this Note or the other Transaction Documents to the contrary, the total liability for payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions, or other sums which may at any time be deemed to be interest, shall not exceed the limit imposed by the usury laws of the jurisdiction governing this Note or any other applicable law. In the event the total liability of payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions or other sums which may at any time be deemed to be interest, shall, for any reason whatsoever, result in an effective rate of interest, which for any month or other interest payment period exceeds the limit imposed by the usury laws of the jurisdiction governing this Note, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice by, between, or to any party hereto, be applied to the reduction of the outstanding principal balance due hereunder immediately upon receipt of such sums by the Lender hereof, with the same force and effect as though the Borrower had specifically designated such excess sums to be so applied to the reduction of the principal balance then outstanding, and the Lender hereof had agreed to accept such sums as a penalty-free payment of principal; provided, however, that the Lender may, at any time and from time to time, elect, by notice in writing to the Borrower, to waive, reduce, or limit the collection of any sums in excess of those lawfully collectible as interest, rather than accept such sums as a prepayment of the principal balance then outstanding. It is the intention of the parties that the Borrower does not intend or expect to pay, nor does the Lender intend or expect to charge or collect any interest under this Note greater than the highest non-usurious rate of interest which may be charged under applicable law.

6.11 WAIVER OF JURY TRIAL. THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON THIS NOTE, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS NOTE OR ANY OTHER TRANSACTION DOCUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF OR BETWEEN ANY PARTY HERETO, AND THE BORROWER AGREES AND CONSENTS TO THE GRANTING TO LENDER OF RELIEF FROM ANY STAY ORDER WHICH MIGHT BE ENTERED BY ANY COURT AGAINST LENDER AND TO ASSIST LENDER IN OBTAINING SUCH RELIEF. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER ACCEPTING THIS NOTE FROM THE BORROWER. THE BORROWER’S REASONABLE RELIANCE UPON SUCH INDUCEMENT I HEREBY ACKNOWLEDGED.

6.12 Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity.

6.13 Specific Shall Not Limit General; Construction. No specific provision contained in this Note shall limit or modify any more general provision contained herein. This Note shall be deemed to be jointly drafted by the Borrower and the Lender and shall not be construed against any person as the drafter hereof.

6.14 Failure or Indulgence Not Waiver. No failure or delay on the part of this Note in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

6.15 Notice. Notice shall be given to each party at the address indicated in the preamble or at such other address as provided to the other party in writing.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Note to be executed on and as of the Issuance Date.

LEGALSIMPLI SOFTWARE, LLC, as Borrower

By:	/s/ Sean Fitzpatrick
Name:	Sean Fitzpatrick
Title:	President

Date: May 8, 2019

Principal Amount: $379,730.00

Acknowledged and Accepted:

CONVERSION LABS PR LLC,
as Lender

By:	/s/ Justin Schreiber
Name:	Justin Schreiber
Title:	President

[signature page to Promissory Note]

EXHIBIT A

AMORTIZATION SCHEDULE

Payment Due Date	Start Balance	Payment Due	End Balance	Interest
5/1/2019	$379,730.00	$-	$379,730.00	$3,797.30
6/1/2019	$383,527.30	$-	$383,527.30	$3,835.27
7/1/2019	$387,362.57	$25,000.00	$362,362.57	$3,623.63
8/1/2019	$365,986.20	$25,000.00	$340,986.20	$3,409.86
9/1/2019	$344,396.06	$25,000.00	$319,396.06	$3,193.96
10/1/2019	$322,590.02	$25,000.00	$297,590.02	$2,975.90
11/1/2019	$300,565.92	$30,000.00	$270,565.92	$2,705.66
12/1/2019	$273,271.58	$30,000.00	$243,271.58	$2,432.72
1/1/2020	$245,704.30	$30,000.00	$215,704.30	$2,157.04
2/1/2020	$217,861.34	$30,000.00	$187,861.34	$1,878.61
3/1/2020	$189,739.95	$30,000.00	$159,739.95	$1,597.40
4/1/2020	$161,337.35	$50,000.00	$111,337.35	$1,113.37
5/1/2020	$112,450.73	$50,000.00	$62,450.73	$624.51
6/1/2020	$63,075.23	$63,075.23	$0.00	$0.00

EXHIBIT B

WIRING INSTRUCTIONS
AND PAYMENT ADDRESS

Account Number: 80003720851

Routing Number: 321081669

Beneficiary Name: Conversion Labs PR LLC

Beneficiary Bank: First Republic Bank

Beneficiary Address: 53 Calle Palmeras, Suite 802

San Juan, PR 00901

Payment Address: 53 Calle Las Palmeras, Suite 802, San Juan PR 00901